Exhibit 23(c)

TSCHOPP, WHITCOMB & ORR, P.A.

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
PainCare Holdings, Inc.

We hereby consent to the incorporation by reference in the PainCare Holdings, Inc. Registration Statement on Form S-3, as amended (No. 333-118868) of our report dated March 4, 2005, relating to the consolidated financial statements of PainCare Holdings, Inc. which appears in PainCare Holdings, Inc.’s Form 10-KSB for the year ended December 31, 2004, filed with the United States Securities and Exchange Commission on March 16, 2005, and to the reference to our firm under the heading “Experts” therein.

TSCHOPP, WHITCOMB & ORR, P.A.

(formerly known as Parks, Tschopp, Whitcomb & Orr, P.A.)
Maitland, Florida
 January 31, 2006